Exhibit 10.2

ON Semiconductor Corporation
Non-Employee Director Stock Election and Deferral Plan
1.Purpose. The purpose of the ON Semiconductor Corporation Non-Employee Director Stock Election and Deferral Plan (as it may be amended from time to time, this “Plan”) is to aid ON Semiconductor Corporation (the “Company” and, together with its subsidiaries, “onsemi”) in attracting and retaining experienced Directors by providing them with the opportunity (a) to elect to receive fully-vested shares of Stock in lieu of some or all of their cash compensation (a “Stock Election”) and/or (b) to defer receipt, and thus income taxation, of some or all of the shares of Stock issuable to them under their Stock Awards (a “Deferral Election”).
2.Definitions. Unless otherwise defined in this Plan, the following terms (and capitalized variants of such terms) have the meanings indicated:
“Board” means the Board of Directors of the Company.
“Cash Retainers” means all cash retainers earned by a Director for a given Plan Year for his or her service on the Board or one of its committees, whether as a member or a chair, net of any required tax withholding.
“Change in Control” means a “Change in Control” as defined in the applicable Stock Plan, provided that such event constitutes a “change in control event” as defined in Section 409A.
“Committee” means the Human Capital and Compensation Committee of the Board or any other Board committee or subcommittee consisting solely of “non-employee directors” (as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended) that is designated by the Board to administer the Stock Plan.
“Director” means any member of the Board who is not employed by onsemi.
“Grant Date” means the date on which the Stock Award was granted to a given Participant under the Stock Plan.
“Participant” means any Director who makes a Stock Election or a Deferral Election by filing a Participation Agreement as provided in Section 5, and any former Director who has outstanding DSUs under the Plan.
“Plan Year” means a twelve-month period beginning January 1 and ending the following December 31.
“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, including all regulations and guidance issued under such section, or any successor provisions.
“Service End Date” means the last day that a Participant serves as a member of the Board or, if later, the date on which he or she has a “separation from service” for purposes of this Plan as determined under Section 409A.

“Stock” means the Company’s common stock, $0.01 par value per share.
“Stock Award” means the annual equity award granted by the Company to a Director for services as a non-employee member of the Board.
“Stock Plan” means the ON Semiconductor Amended and Restated Stock Incentive Plan or any successor equity incentive plan under which shares of Stock may be granted to Directors.
3.Administration.
(a)Administrator. The Plan will be administered by the Committee, which has the power to interpret the Plan and, subject to its provisions, to prescribe, amend, and rescind Plan rules and to make all determinations necessary for the Plan’s administration. The Committee has the authority to amend, suspend, or terminate the Plan as provided in Section 9.
(b)Authority and Limitations of Liability. All rules, interpretations, and decisions of the Committee are conclusive and binding on all persons and entities, including, but not limited to, the Company, Directors and Participants. No member of the Committee or the Board will be liable for any action or determination made in good faith by the Committee or the Board with respect to the Plan.
(c)Delegation. The Committee may delegate any of its administrative duties and powers to any officer or employee of the Company as it deems appropriate, except for any duties that may not be delegated pursuant to applicable law or regulation. In administering the Plan, the Committee may employ attorneys, consultants, accountants, or other advisors, and the Company and the Committee will be entitled to rely on the advice or opinions of such persons or entities.
(d)Recusal. Any member of the Committee who is due a benefit under the Plan must recuse himself or herself from any Committee deliberations and approvals that specifically concern his or her benefits, including deliberations concerning such member’s eligibility for a benefit or his or her level of benefits. For avoidance of doubt, this limitation does not apply to deliberations and approvals that relate to the adoption or amendment of the Plan or to Participants generally.
4.Source of Shares. This Plan is not a separate source of shares of Stock; rather, all Stock Awards are granted under, and all shares of Stock issued in lieu of Cash Retainers or in settlement of DSUs will be issued under, and subject to all terms and conditions of, the applicable Stock Plan and, with respect to DSUs, the award agreement governing the related Stock Award.
5.Participation. Participation in the Plan is voluntary. For each Plan Year, Directors may elect to participate by timely submitting a participation agreement (a “Participation Agreement”) to make a Stock Election, a Deferral Election, or both with the Company as provided in this Section 5.

(a)Contents of Participation Agreement. The Committee has the discretion to specify the contents of Participation Agreements. Each Participation Agreement must set forth: (i) whether the Participant is making a Stock Election for that Plan Year and, if so, what percentage of Cash Retainers should be delivered in shares of Stock (the “Stock Percentage”); (ii) whether the Participant is electing to defer his or her Stock Award for that Plan Year and, if so, (1) what percentage of the Stock Award should be deferred (the “Deferral Percentage”) and (2) the time and form of deferred payout as required by Section 7(a).
(b)Deadline for Making Elections. A Participation Agreement must be submitted to the Company in accordance with its instructions no later than December 15 of the year immediately preceding the Plan Year for which it is effective or by such earlier deadline as the Committee may prescribe. However, for 2024, the first year in which the Plan is in effect, each Director may submit a Participation Agreement no later than May 15, 2024, to make a Stock Election for any 2024 Cash Retainers paid after that date and/or a Deferral Election for any 2024 Stock Award granted after that date.
(c)Newly-Eligible Directors. Notwithstanding Section 5(b), a Director who is newly eligible for the Plan may file a Participation Agreement for his or her initial Plan Year to make a Stock Election applicable to Cash Retainers paid and/or a Deferral Election for any Stock Award granted in the remainder of such Plan Year, but only if such election is made not more than 30 days after the Director becomes eligible for the Plan. If the Director makes an Deferral Election during such 30-day period but after the Grant Date of the Stock Award, the maximum Deferral Percentage that may be applied to that Stock Award will be determined by dividing (i) the number of days between the date on which the election is made and the scheduled vesting date by (ii) the number of days between the Grant Date and the scheduled vesting date.
(d)Annual Elections Required. A Participant’s elections for one Plan Year will not automatically carry forward to the next Plan Year; to make a Stock Election and/or a Deferral Election for a subsequent year, the Participant must timely submit a new Participation Agreement as provided in Section 5(b).
6.Election to Receive Shares in Lieu of Cash Retainers (Stock Election).
(a)Calculation and Issuance of Shares. For each Participant who has made a timely Stock Election, on the date that any portion of the Cash Retainers would have otherwise been paid to him or her (each, a “Retainer Payment Date”), the Company will issue to the Participant a number of shares of Stock, rounded up to the nearest whole share, equal to the amount of Cash Retainers payable to that Director multiplied by the applicable Stock Percentage (such amount, the “Stock Election Amount”). The number of shares of Stock issued to the Participant will be determined by dividing the Stock Election Amount by the closing sale price of a share of Stock on the Retainer Payment Date or, if the shares of Stock did not trade on that day, the closing sale price on the next preceding day on which there was a sale of the Stock. If a Participant’s Stock Percentage is less than 100%, he or she will receive a cash payment for the difference between the total Cash Retainers payable to him or her on that Retainer Payment Date and the Stock Election Amount.

(b)Ownership of Shares. Any shares of Stock issued to a Director pursuant to his or her Stock Election will be fully vested upon issuance.
(c)Revocation of Stock Election. Once submitted, a Director may not amend or revise his or her Stock Election for that Plan Year unless permitted by the Committee; however, a Director may fully revoke his or her Stock Election for the remainder of the Plan Year by submitting a written notice of revocation during an open trading window (as determined under the onsemi Insider Trading Policy), which will be effective beginning with the next Retainer Payment Date that is at least 14 days after the Company’s receipt of such notice.
7.Election to Defer Stock Units (Deferral Election).
(a)Deferral of Stock Award. For each Participant who has made a timely Deferral Election, his or her Stock Award will be granted to him or her as restricted stock units (“RSUs”) under the Stock Plan and the applicable award agreement, subject to all terms and conditions applicable to that Stock Award (including vesting) but with payout of all or a portion of the RSUs deferred in accordance with the applicable Participation Agreement (such deferred RSUs, “Deferred Stock Units” or “DSUs”). If a Participant’s Deferral Percentage is less than 100%, the Deferral Percentage will be applied to the total number of RSUs in the Stock Award, rounding, if necessary, to the nearest whole share to determine the number of DSUs; the difference between the total number of RSUs in the Stock Award and the number of DSUs will be treated as RSUs without any deferral feature.
(b)Time and Form of Payment Election. In addition to the information specified in Section 5(a), each Participant who makes a Deferral Election must indicate in his or her Participation Agreement (i) when his or her DSUs should be paid out (the “Trigger Date”) and (ii) whether the DSUs should be paid out in a single issuance or in substantially equal annual installments. The Trigger Date may be the Participant’s Service End Date, March 15 of the year following the year in which the Service End Date occurs, or any other event approved by the Committee and listed as a permissible Trigger Date in the applicable Participation Agreement; provided, however, that all of a Participant’s DSUs must be paid out to him or her no later than 10 years following his or her Service End Date.
(c)Early Payout Triggers. Notwithstanding any election made by a Participant, (i) in the event of a Change in Control, all outstanding DSUs will settle and be paid out in shares of Stock to each Participant immediately prior to the closing of the Change in Control and (ii) in the event of a Participant’s death, all of his or her outstanding DSUs will settle and be paid out in shares of Stock within 30 days of his or her death.
(d)Modification or Revocation of Deferral Election by Participant. A Participant may make an election to change his or her Deferral Election as set forth in an existing Participation Agreement, but any such change must comply with Section 409A, including: (i) lengthening of the deferral period by no less than five years from the original payment date under the Participation Agreement (as in effect before such amendment); (ii) filing such amended Participation Agreement with the Company at least 12 months prior to the date of the first scheduled payment under the

Participation Agreement (as in effect before such amendment); (iii) a 12-month delay in effectiveness of the requested amendment. Under no circumstances may a Participation Agreement be retroactively entered into, modified, or revoked.
(e)Acceleration of Payment. A Participant will have no right to compel any accelerated payment of any amounts due to him or her under the Plan. The Company may accelerate the payment of some or all of the amounts due to a Participant in a given year only in accordance with Section 409A and the terms of this Plan.
(f)Delay of Payment. The Company may delay the payment of some or all of the amounts due to a Participant in a given year only in accordance with Section 409A and the terms of this Plan.
(g)Availability of Shares. Notwithstanding anything in this Plan to the contrary, the Company may settle a DSU in whole or in part in cash if, as of the date of payment, an insufficient number of shares of Stock remain available for grant under the applicable Stock Plan.
8.Deferral Elections – Creation, Maintenance and Crediting of Accounts.
(a)Creation and Maintenance of Accounts. For each Participant who makes a Deferral Election, the Company will establish a bookkeeping account to which the Participant’s DSUs will be notionally credited (an “Account”). Separate Accounts will be maintained for each Participant. In addition, more than one Account may be maintained for a Participant as necessary to reflect separate Participation Agreements specifying different Deferral Elections. A Participant’s Accounts will be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant with respect to his or her DSUs and will not constitute or be treated as a trust fund of any kind.
(b)Adjustments in Capitalization. In the event of any change in the outstanding shares of Stock, the number of DSUs in each Account will be adjusted as provided in the applicable Stock Plan.
(c)Dividends and Distributions. If the Company declares a cash dividend payable any time between the time a DSU is credited to the Participant’s Account and the date on which the DSU settles in shares of Common Stock, the Participant will be credited with an amount equal to any cash that would have been received as a dividend had his or her outstanding DSUs been shares of Stock as of the record date with respect to which such cash dividend is to paid. The Company will credit such amount to the Participant’s Account, converting it into additional DSUs based on the fair market value of a share of Stock (as determined under the Stock Plan) on the dividend payment date, rounding down to the nearest whole DSU and with cash credited in lieu of any fractional share. If dividends are declared and paid in the form of shares of Stock rather than cash, then each Account will be credited with one additional DSU for each share of Stock that would have been received as a dividend had the Participant’s outstanding DSUs been shares of Stock on the applicable record date. Except as otherwise provided in this Section 8(c), if any dividends or distributions are made in securities or property other than cash or shares of Stock, each Account will be credited with the fair market value, in cash, of any such dividends or distributions that would have been received had the Participant’s outstanding DSUs been shares of Stock on the applicable record date, as determined by the Committee in its discretion. Notwithstanding the foregoing, the Committee may, in its discretion, deposit in each Participant’s Account the securities or property comprising such dividend or distribution in lieu of crediting the Account with the cash fair market value.
(d)Vesting of DSUs and Related Account Balances. Subject to Section 9(e), any terms of the DSUs and the vesting and other terms of the related Stock Award, each Participant will be 100% vested in his or her Accounts at all times.
(e)Account Payout Timing. Any additional DSUs credited via dividend equivalents or any other securities or property credited to a Participant’s Account as provided in this Section 8 will settle and be paid out at the same time and on the same terms as the DSUs to which they relate.
(f)Statement of Accounts. The Company will deliver to each Participant an annual statement of his or her Accounts in such form as the Company deems appropriate, setting forth the balance to the credit of such Participant in his or her Accounts as of the end of the most recently-completed Plan Year.
9.General Provisions.
(a)Amendment of the Plan. The Committee, in its sole discretion, may amend or suspend the Plan, any Stock Election, or any Deferral Election at any time; provided, however, that no such amendment or suspension may reduce the accrued benefit of any Participant except to the extent necessary to comply with any provision of federal, state, or other applicable law. The Committee further has the right, without a Participant’s consent, to amend or modify the terms of the Plan and such Participant’s deferrals to the extent that the Committee deems it necessary to avoid adverse or unintended tax consequences to such Participant under Section 409A.
(b)Termination of the Plan. The Committee, in its sole discretion, may terminate the Plan at any time, as long as such termination complies with then applicable tax and other requirements (including, but not limited to, Section 409A). Distributions of Stock underlying outstanding DSUs and related Account balances as of the date on which the Plan is terminated will be made in a lump sum payment 12 months after such termination, unless the right to receive a distribution in accordance with the terms of the Plan and the applicable Deferral Election would occur before the end of such 12-month period, in which case distribution will be made in accordance with the terms of the Plan and applicable Deferral Election.
(c)Section 409A. This Plan is intended to comply with, or be exempt from Section 409A. If any provision of the Plan is capable of being interpreted in more than one manner, to the extent feasible, the provision will be interpreted in a manner that does not result in an excise tax under Section 409A.

(d)Withholding. Each Participant is responsible for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related and legally applicable to his or her participation in the Plan (the “Tax Obligations”). Without limiting the foregoing, the Company is authorized to withhold from any Participant any amount (in cash, shares of Stock, other securities, or other property) of any Tax Obligations required to be withheld upon the grant, vesting, or payout of DSUs or any related Account Balance and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations of the Company for the payment of any such Tax Obligations.
(e)Unfunded Plan. This Plan is an unfunded plan. All payments pursuant to the Plan will be made from the general funds of the Company and no special or separate fund will be established or other segregation of assets made to assure payment. No Participant or any other Person has under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan.
(f)Rights of Ownership. Once shares of Stock have been issued to a Participant, whether pursuant to a Stock Election or in settlement of DSUs, the Participant is free to hold or dispose of such shares, subject to applicable securities laws and any internal policy of the Company then in effect and applicable to the Participant, including, but not limited to, the Company’s Insider Trading Policy and the Director Stock Ownership Guidelines. Except as provided in Section 8, the Stock Plan and applicable award agreement, a DSU, prior to settlement, will not entitle the Participant to any rights or privileges of ownership (including, without limitation, dividend and voting rights) in any share of Stock.
(g)Nonassignability. Neither a Participant nor any other Person has any right to commute, sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, transfer, hypothecate, or convey in advance of actual receipt the amounts, if any, payable under this Plan, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable will, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony, or separate maintenance owed by a Participant or any other Person, nor be transferable by operation of law in the event of a Participant’s or any other Person’s bankruptcy or insolvency.
(h)Status. Nothing in this Plan will confer upon any Participant any right to continue as a Director or affect the right of the Company, the Board and its stockholders to remove any Director.
(i)Validity and Severability. The invalidity or unenforceability of any provision of this Plan will not affect the validity or enforceability of any other provision of this Plan, which will remain in full force and effect, and any prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.
(j)Governing Law. The validity, interpretation, construction, and performance of this Plan shall in all respects be governed by the laws of the State of Delaware,

without reference to principles of conflict of law, except to the extent preempted by federal law.
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As approved and adopted by the Committee on April 20, 2024.